UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

June 1, 2004

(Date of Report)

POZEN Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-31719	62-1657552
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1414 Raleigh Road

Suite 400

Chapel Hill, North Carolina 27517

(Address of principal executive offices) (Zip Code)

(919)913-1030

(Registrant’s telephone number, including area code)

Item 5.	Other Events and Required FD Disclosure

On June 1, 2004, POZEN issued a press release and subsequently hosted a webcast announcing that the U.S. Food and Drug Administration (“FDA”) had issued a not-approvable letter on Friday, May 28, 2004 concerning POZEN’s New Drug Application for MT 100(TM) for the acute treatment of migraine. A copy of the press release is attached hereto as Exhibit 99.1.

In March 2004, POZEN submitted additional information to the Committee on Safety of Medicines (CSM), an advisory committee to the Medicines and Healthcare Products Regulatory Agency in the United Kingdom, relating to the Marketing Authorization Application for MT 100. Although POZEN previously had anticipated receiving informal feedback from the CSM on this additional information in mid 2004, at this time POZEN does not know when the CSM will meet to discuss the application.

POZEN had anticipated submitting to the FDA during the second quarter of 2004 additional information addressing a question raised by the FDA with respect to POZEN’s response to the FDA’s not-approvable letter relating to POZEN’s New Drug Application for MT 300. The additional information relates to the testing procedures in the manufacturing process for MT 300. POZEN now expects to submit the additional MT 300 information requested by the FDA in the second half of 2004.

On May 18, 2004, POZEN issued a press release announcing the commencement of the Phase 3 program for Trexima, which uses POZEN’s MT 400™ technology. Trexima is the proposed brand name for the combination of a sumatriptan and naproxen sodium in a single tablet that POZEN is developing under a development and commercialization agreement with GlaxoSmithKline (“GSK”). The first of the Phase 3 trials, which was designed based upon discussions that POZEN and GSK jointly participated in with the FDA, has been initiated using a formulation of Trexima developed by GSK. Since the dose of sumatriptan and formulation of Trexima are different from the doses and formulation used by POZEN in the Phase 2 proof-of-concept trial of the MT 400™ technology, the results of the Phase 3 trial may differ from POZEN’s results observed in the proof-of-concept trial.

On June 4, 2004, a securities fraud class action complaint was filed against POZEN, two current executive officers and one former executive officer in federal court in the Middle District of North Carolina. The complaint alleges false and misleading statements by POZEN relating to its MT 100 and MT 300 product candidates. POZEN and the individual defendants believe that the plaintiffs’ allegations are completely without merit, and they intend to defend these claims vigorously.

Item 7.	Financial Statements, Pro Forma Financial Information and Exhibits.

(c)	Exhibits.

99.1	Press Release dated June 1, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POZEN Inc.

By:	/s/ JOHN R. PLACHETKA
John R. Plachetka
President and Chief Executive Officer

Date: June 18, 2004

EXHIBIT INDEX

99.1	Press Release dated June 1, 2004

EXHIBIT 99.1